                                                                    Exhibit 10.4



                            [Letterhead of Andersen]


                                                 Barbier Frinault & Associes SA
                                                 41.rue Ybry
                                                 92576 Neuilly-sur-Seine Cedex
                                                 France

                                                 Telephone +33 (0) 1 55 61 00 00
                                                 Telecopie +33 (0) 1 55 61 05 05

To the Members
  of the GIE Mar Profundo Girassol:

We have audited the accompanying balance sheet of Mar Profundo Girassol as of December 31, 2000 and the related statements of income and cash flows for the year then ended, all expressed in French Francs. These financial statements are the responsibility of management. Our responsibility is to express an opinion on this financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in France and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mar Profundo Girassol as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in France.

Accounting practices used by the company in preparing the accompanying financial statements conform with accounting principles generally accepted in France, but do not conform with accounting principles generally accepted in the United States of America ("U.S. GAAP"). A description of these differences and a complete reconciliation of net income to U.S. GAAP is set forth in Note VIII.

Neuilly-sur-Seine, France,
  April 6, 2001.

                                                     /s/ Francis Scheidecker
                                                     -------------------------
                                                     BARBIER FRINAULT & ASSOCIES
                                                         Francis Scheidecker

[GRAPHIC OMITTED] MAR PROFUNDO GIRASSOL
--------------------------------------------------------------------------------

                           --------------------------

                              Financial statements
                            As of December 31st 2000

                           --------------------------

[GRAPHIC OMITTED] MAR PROFUNDO GIRASSOL
--------------------------------------------------------------------------------

BALANCE SHEET

December 31, 2000 and 1999

All amounts reported in thousand of French Francs

                                                             ---------
                                                                 2,000        1999
ASSETS                                            Note                   Unaudited
----------------------------------------------------------------------------------
            Intangible assets , net               I 4               --          --
            Tangible assets, net               II 1 - II 2       4,210      13,683
            long-terms investments, net           II 3           1,524         697

      ----------------------------------------------------------------------------
      Total noncurrent assets                                    5,734      14,380
      ----------------------------------------------------------------------------

            Inventories and work in progress
            Trade accounts receivables            IV 1         761,383     843,644
            Other receivables                     IV 1         152,133     423,257
            Cash and cash equivalents             III          100,002       3,097
            Prepaid expenses                      IV 2          15,501       8,864

      ----------------------------------------------------------------------------
      Total current assets                                   1,029,019   1,278,862
      ----------------------------------------------------------------------------

==================================================================================
Total assets                                                 1,034,753   1,293,242
==================================================================================
                                                             ---------

                                                             ---------
                                                                 2,000        1999
LIABILITIES AND EQUITY                            Note                 (Unaudited)
----------------------------------------------------------------------------------
            Profit for the financial year                      179,034     295,802

      ----------------------------------------------------------------------------
      Equity                                                   179,034     295,802
      ----------------------------------------------------------------------------

      ----------------------------------------------------------------------------
      Reserves for losses and contingencies       V 1            8,539      10,276
      ----------------------------------------------------------------------------

            Bank overdrafts                                      7,152          17
            Trade accounts payable                V 2          746,211     780,748
            Other payables                        V 2           93,142     199,128
            Deferred revenue                                       675       7,271

      ----------------------------------------------------------------------------
      Total current liabilities                                847,180     987,164
      ----------------------------------------------------------------------------

==================================================================================
Total liabilities and equity                                 1,034,753   1,293,242
==================================================================================
                                                             ---------

[GRAPHIC OMITTED] MAR PROFUNDO GIRASSOL
--------------------------------------------------------------------------------

INCOME STATEMENT

For the three financial years ended December 31, 2000

All amounts reported in thousand of French Francs

                                                                    2000       1999       1998
                                                        Note              Unaudited  Unaudited
----------------------------------------------------------------------------------------------
     Sales                                              VI 1   1,596,781   2,666,562   669,260
     Other income                                                  3,838       3,610     1,227

  --------------------------------------------------------------------------------------------
  Total operating products                                     1,600,619   2,670,172   670,487
  --------------------------------------------------------------------------------------------

     Purchase of raw material, equipment and supplies            971,174   1,785,978   372,263
     Other purchases and external charges                        422,912     553,663   289,865
     Taxes                                                         2,562       6,509       322
     Allowance for provisions and depreciations                    9,001      18,521     5,069
     Other expenses                                                1,229       7,018     2,528

  --------------------------------------------------------------------------------------------
  Total operating expenses                                     1,406,878   2,371,689   670,046
  --------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Operating income                                                 193,741     298,483       441
----------------------------------------------------------------------------------------------

     Financial interests and income                                  617         894       826
     Foreign exchange gains                                        2,336       1,071
     Net gains on sales of short-term investments                    487         769       520

  --------------------------------------------------------------------------------------------
  Total financial income                                           3,441       2,734     1,345
  --------------------------------------------------------------------------------------------

     Financial expenses and interests                                 36          18         2
     Foreign exchange losses                                      16,207       4,382     1,784

  --------------------------------------------------------------------------------------------
  Total financial expenses                              VI 3      16,243       4,399     1,787
  --------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Financial income, net                                            (12,802)     (1,665)     (441)
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Extraordinary income                                    VI 4      (1,905)     (1,016)       --
----------------------------------------------------------------------------------------------

==============================================================================================
Net income (loss)                                       VI 5     179,034     295,802        --
==============================================================================================

[GRAPHIC OMITTED] MAR PROFUNDO GIRASSOL
---------------------------------------

STATEMENT OF CASH FLOWS

For the three financial years ended December 31, 2000

All amounts reported in thousand of French Francs

                                                                           2000          1999          1998
                                                                                    Unaudited     Unaudited
A - Cash flows from operating activities

  Net Income                                                            179,034       295,802            --
Adjustments to reconcile net income to net cash provided (used in)
by activities
  Depreciation and amortization                                           6,900         9,161         4,152
  Increase (decrease) of provisions                                      (1,736)        9,817           917
  Loss on sale of property, plant and equipment                           1,905           558            --
                                                                       ------------------------------------
                                                                        186,103       315,338         5,069
Changes in assets and liabilities
  Decrease (increase) in trade accounts receivable                       82,261      (664,220)     (656,873)
  Decrease (increase) other current assets                              264,487        45,328
  Increase (decrease) in trade accounts payable                         (34,537)      380,612       674,245
  Increase (decrease) in other current liabilities                     (112,583)      (67,717)
                                                                       ------------------------------------
                                                                        199,628      (305,997)       17,372
-----------------------------------------------------------------------------------------------------------
Net Cash provided by operating activities                               385,731         9,341        22,441
-----------------------------------------------------------------------------------------------------------

B - Cash flows from investing activities

Increase of fixed assets
  Acquisitions of fixed assets                                              (77)       (5,137)      (23,950)
  Rent deposits                                                            (828)         (694)           (6)
                                                                       ------------------------------------
                                                                           (905)       (5,831)      (23,956)

Proceeds from sales of assets                                               745         1,077            --
Increase (decrease) of liabilities related to investments                              (3,376)        3,383

-----------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                      (160)       (8,130)      (20,573)
-----------------------------------------------------------------------------------------------------------

C - Cash flows from financing activities

Dividends paid                                                         (295,802)           --            --
Increase (decrease) in bank overdrafts                                    7,135           (23)           41

-----------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                    (288,667)          (23)           41
-----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                     96,904         1,188         1,909
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at begining of year                             3,097         1,909            --
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                100,002         3,097         1,909
-----------------------------------------------------------------------------------------------------------

[GRAPHIC OMITTED] MAR PROFUNDO GIRASSOL
---------------------------------------

Notes to the financial statements [GRAPHIC OMITTED]

All amounts are presented in thousands of French Francs unless stated otherwise.

Mar Profundo Girassol is a "Groupement d'Interet Economique" (G.I.E.), which is a French form of joint venture. It was incorporated April, 2 1998 and registered June, 15 1998. The registration has a term of five years until June, 15 2003.

Registration number   :    RCS Nanterre C 419 223 524
Main Office           :    70 avenue Charles de Gaulle
                           92800 Puteaux
                           France.

Mar Profundo Girassol members are :

      Bouygues Offshore                   Stolt Offshore
      3 rue Stephenson                    32 avenue Pablo Picasso
      78180 Montigny le Bretonneux        92000 Nanterre
      France                              France
      RCS : Versailles B 302588462        RCS : Nanterre B 692007495
      equity interest : 50 %              equity interest : 50 %

The purpose of the G.I.E. is to jointly perform the following works :

1. a Floating Production Storage and Offloading (FPSO) unit, comprising a floater with oil storage and loading / offloading facilities, accommodation quarters, station keeping system and a topside plant to process the fluid produced from the reservoir and provide various field operation facilities,

2. a Loading Buoy unit which purpose is to moor a tanker for offloading oil from the FPSO.

Scope of work includes engineering, procurement, transportation, fabrication, installation and assistance to commissioning of the FPSO and the buoy.

As of the end of December 2000, the cumulative progress of the works achieved was 91.2 %.

All amounts are presented in thousands of French Francs unless stated otherwise.

--------------------------------------------------------------------------------
NOTE I - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

1.    Financial statements presentation

      Financial statements are presented in French Francs in compliance with generally accepted French accounting principles. These accounting principles have not changed since the incorporation of the G.I.E. Mar Profundo Girassol. The accounting period is : January 1st to December 31st.

2.    Use of estimates :

      In conformity with generally accepted accounting principles in France, the preparation of financial statements requires management to make estimates and assumptions based on current information and expectations. These may affect the amounts reported in financial statements and accompanying notes. The actual final results may differ from these estimates which may then impact subsequent financial statements.

3.    Foreign Currency transactions

      A substantial portion of Mar Profundo Girassol's revenue is denominated in US Dollars. However, some of Mar Profundo Girassol's costs are denominated in other currencies, particularly in Euro.

      In order to shield Mar Profundo Girassol from future currency exchange rate variations, its policy is to hedge future forecast outgoings against future forecast incomings using forward sales contracts. This applies only to unbalanced currency positions. Thus, US Dollar versus Euro forward sales contracts are settled only for the portion of US Dollar revenue that exceeds US Dollar expenditure or vice versa.

      Mar Profundo Girassol's exchange position is updated on a regular basis using all information available such as schedules, actual and forecast sales and expenses, budget variations, management's best estimates, etc. Major variations in the split between currency forecasts are reflected in the accounts by appropriate adjustment of the future currency exchange contracts.

      It is not Mar Profundo Girassol policy to speculate on foreign currencies exchange rates.

      The sum of the future currency exchange contracts results in average exchange rates for the Euro versus each hedged foreign currency, in particular for US Dollars. Transactions denominated in currencies other than Euro and then hedged are booked in Mar Profundo Girassol's accounting records using average exchange rates. For US dollars, all transactions are booked at the fixed exchange rate resulting from the sum of the future currency exchange contracts. A variation in the currency position that impacts currency hedgings, such as delays of forward sales or change in currency split of the cash flow forecast, may result in an expense. This is immediately evaluated for both current and subsequent impacts and reflected in the accounts in proportion to the overall progress of the project.

All amounts are presented in thousands of French Francs unless stated otherwise.

4.    Intangible and tangible assets

      Intangible assets

      These consist of the software for the project. Softwares are valued at their acquisition cost and amortized on a straight-line basis over a period of one year. These have been fully amortized as of December 31, 1999.

      Tangible assets

      Tangible assets are recorded at acquisition cost and depreciated on the straight line method over 3 years.

5.    Contract and revenue recognition

      Contract revenues and related costs are recognized on the percentage of completion method, based on total project costs incurred to date, over the estimated total costs of contract at completion. Claims for extra-work or change in scope of work may be included in contract revenues when collection is probable.

      Contract price and cost estimates are reviewed periodically as the works progress and adjustments proportionate to the percentage of completion are reflected in the job margin. Billings that exceed revenues recognized under percentage of completion are recorded as deferred revenue. Revenues recognized under percentage of completion method that exceed billings are booked as unbilled receivable.

      General and administrative costs supported by the members of the G.I.E are not charged to Mar Profundo Girassol.

6.    Cash and cash equivalents

      Cash equivalents consist of highly liquid investments with original maturity date of three month or less.

7.    Income taxes

      As a G.I.E, Mar Profundo Girassol shares its earnings between members in proportion to equity interest.

      As a consequence and in application of French fiscal and corporate laws, earnings of Mar Profundo Girassol taxable in France are subject to French income tax at the level of the members.

      Corporate income tax borne by Mar Profundo Girassol for its non French earnings are recognized, up to the percentage of completion of the project, in Mar Profundo Girassol accounts.

All amounts are presented in thousands of French Francs unless stated otherwise.

8.    Retirement benefits

            The G.I.E Mar Profundo Girassol does not employ personnel directly. The personnel engaged on the project are either employees of a G.I.E. member or subcontracted. Any retirements benefits provisions, when necessary, are accounted by these external companies.

9.    Research and development

      Research and development costs are expensed when incurred.

--------------------------------------------------------------------------------
NOTE II - FIXED ASSETS
--------------------------------------------------------------------------------

1.    Change in tangible assets

                                   ------------------------------------------------------
                                   Machinery                       Others
                                   equipment    IT equipment    fixed assets        Total
-----------------------------------------------------------------------------------------
Gross amount as of Dec. 31, 1998       5,037          12,426           6,188       23,651
   Additions                             696           5,141            (699)       5,138
   Disposals                          (1,333)         (1,512)                      (2,845)
Gross amount as of Dec. 31, 1999       4,400          16,055           5,489       25,944
   Additions                              (0)             78              (1)          78
   Disposals                                          (8,106)           (261)      (8,367)
Gross amount as of Dec. 31, 2000       4,400           8,027           5,227       17,654
-----------------------------------------------------------------------------------------
1998 and 1999 are unaudited

      Disposals result from the sale of obsolete data processing equipment. Related revenue is reported as extraordinary income in the Income Statement.

2.    Change in accumulated depreciation of fixed assets

                                ------------------------------------------------------
                                Machinery                       Others
                                equipment    IT equipment    fixed assets        Total
--------------------------------------------------------------------------------------
Amount as of Dec. 31, 1998          1,039           1,781           1,186        4,006
   Depreciations                    1,679           4,843           2,502        9,024
   Disposal                          (361)            (29)           (380)        (770)
Amount as of Dec. 31, 1999          2,357           6,595           3,308       12,260
   Depreciations                    1,258           3,871           1,771        6,900
   Disposal                            --          (5,580)           (136)      (5,716)
Amount as of Dec. 31, 2000          3,615           4,886           4,943       13,444
--------------------------------------------------------------------------------------
1998 and 1999 are unaudited

3.    Other long term investments

      These amounts are made of deposits linked to rents.

All amounts are presented in thousands of French Francs unless stated otherwise.

--------------------------------------------------------------------------------
NOTE III - CASH AND CASH EQUIVALENTS
--------------------------------------------------------------------------------

      These amounts represent cash at the bank.

--------------------------------------------------------------------------------
NOTE IV - PREPAID EXPENSES AND OTHER CURRENT ASSETS
--------------------------------------------------------------------------------

1.    Trade accounts receivable and other receivables

                                                 -----------   -------------------------------------------------   ---------
                                                    Trade        Advance        Current
                                                  accounts     payments to   accounts with              Other
                                                 receivables    suppliers     GIE members     Other  receivables       Total
------------------------------------------------------------   -------------------------------------------------   ---------
Gross amount as of December 31, 1999                 843,644       13,269         380,424    29,563      423,257   1,266,901
============================================================   =================================================   =========
   Receivable from related parties included                                       380,424     1,327      381,751     381,751
   Accrued receivables Included                      447,442                                                  --     447,442

Gross amount as of December 31, 2000                 761,383       63,802          66,913    21,418      152,133     913,516
============================================================   =================================================   =========
   Receivable from related parties included                            --          66,913       152       67,065      67,065
   Accrued receivables Included                      612,329                                                  --     612,329
------------------------------------------------------------   -------------------------------------------------   ---------
1999 is unaudited


      All amounts are due within one year.

2.    Prepaid expenses

      These amounts represent the work progress adjustment of major subcontracts.

--------------------------------------------------------------------------------
NOTE VI - ACCRUED EXPENSES AND OTHER LIABILITIES
--------------------------------------------------------------------------------

1.    Reserves for losses and contingencies

                                               -------------
                                               Reserves for
                                                losses and
                                               contingencies
      ------------------------------------------------------
      Amount as of December 31, 1999                  10,276
      ======================================================
        Foreign Taxes (1)                              4,239
        Plant demobilisation (2)                       6,037

      Amount as of December 31, 2000                   8,540
      ======================================================
        Foreign Taxes (1)                              6,339
        Plant demobilisation (2)                       2,201
      ------------------------------------------------------
      1999 is unaudited

      (1) Income tax due by MPG in foreign countries is evaluated and accrued in proportion to the progress of the project.

      (2) Initially MPG had set up a plant to perform some construction works. This plant was not used and eventually was closed.

All amounts are presented in thousands of French Francs unless stated otherwise.

2.    Trade accounts payable and other payables

                                             ---------------------------------------------   --------
                                              Trade
                                             accounts       Down         Other     Other
                                              payable     Payments     Payables   Payables     Total
------------------------------------------------------------------------------------------   --------
Gross amount as of December 31, 1999          780,748     192,651       6,477     199,128     979,876
==========================================================================================   ========
   Payables from related parties included      27,472                                  --      27,472
   Accrued expenses Included                  419,202                                  --     419,202

Gross amount as of December 31, 2000          746,211      90,880       2,262      93,142     839,353
==========================================================================================   ========
   Payable from related parties included       19,935          --                      --      19,935
   Accrued expenses Included                  642,029                                  --     642,029
------------------------------------------------------------------------------------------   --------
1999 is unaudited


--------------------------------------------------------------------------------
NOTE VI - INCOME AND EXPENSES
--------------------------------------------------------------------------------

1.    Sales

      Recognition of the contract income in proportion to the overall progress of the project.

2.    Related parties transactions

      Mar Profundo Girassol contracts with its members for the purchase of a number of services in the normal course of business. The amounts are :

                                       ----------
                                       Trade with
                                        related
                                        parties
                ---------------------------------

                1998 (unaudited)           60,030
                1999 (unaudited)           92,089
                2000                       50,668

                ---------------------------------

3.    Financial income

      These amounts represent mainly the cost of Mar Profundo Girassol currency hedgings adjustments.

4.    Extraordinary Income

      These amounts are related to the sale and disposal of useless data processing equipment.

5.    Income for the financial year

      Mar Profundo Girassol's results does not include general and administrative costs nor French income tax charges. These costs are accounted for at the G.I.E members level. Results are immediately distributed to the G.I.E. members.

All amounts are presented in thousands of French Francs unless stated otherwise.

--------------------------------------------------------------------------------
NOTE VII - FORWARD CURRENCY CONTRACTS
--------------------------------------------------------------------------------

                                                      ----------------------------------------------
                                                         Outstanding                  Outstanding
                                                      forward contracts           forward contracts
                                                      as of dec 31, 2000          as of dec 31, 1999
                                                                                      (unaudited)
                                                      Amount in currency          Amount in currency
----------------------------------------------------------------------------------------------------
Forward exchange - Currency sold
   USD                                                   74,813,330                  257,744,132
Forward exchange - Currency purchased
   EURO                                                  63,393,047                  216,995,746
   NOK                                                    1,987,000                   13,515,000
   GBP                                                    1,981,000                    8,292,000
----------------------------------------------------------------------------------------------------
All contracts are expected to mature before the end of 2001


--------------------------------------------------------------------------------
NOTE VIII- SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE
           COMPANY AND THE US GAAP
--------------------------------------------------------------------------------

      The accompanying financial statements have been prepared in accordance with French GAAP, which differ in some respects from accounting principles generally accepted in the United Stated of America ("US GAAP").

2. Description of the significant difference between accounting principles followed by Mar Profundo Girassol and the US GAAP

      The only significant difference that impacts the net equity and net income of the company corresponds to the accounting of foreign currency transactions in relation with the hedging policy, as described below :

      Under French GAAP, as disclosed in Note I 3 to the Financial Statements of Mar Profundo Girassol, hedged foreign currency transactions are recorded using the average guaranteed exchange rate resulting from the forward exchange contracts used as hedges, which includes the discounts or premiums from those various contracts. Discounts or premium resulting from further rollovers of these contracts are recorded in proportion to the percentage of completion of the project.

      Under US GAAP, transactions denominated in foreign currencies are recorded using the exchange rate prevailing at the date of the transaction, except for the portion being hedged which is recorded using the spot rate of the forward exchange contract designated as a hedge. Discounts or premiums of the forward exchange contract are recorded over the period covered by the hedge.

      At year end, cash, receivables and payables to be received in foreign currency, are translated at year end exchange rates, the translation difference is recorded in net earnings except for the portion being hedged which is deferred.

All amounts are presented in thousands of French Francs unless stated otherwise.

1.    Impact of US GAAP adjustments on 2000 Net income and Net equity

      (in millions of FRF )

      Net Income:

                                                                  2000
                                                                  ----

      Net Income / (loss), as reported                            179.0

      Foreign Currency transactions adjustment                      3.5
                                                                  -----

      Net income / (loss) in accordance with US GAAP              182.5

      Foreign Currency transactions adjustments on cumulative net income would amount to millions of FRF (8.6) as at December 31, 1999 and millions of FRF (5.1) as at December 31, 2000. However, the net income of a French "G.I.E." is immediately shared proportionately among its partners. Thus, this cumulative adjustment cannot be reflected in Net Equity, which only corresponds to the result of the year.

2.    SFAS 133 DISCLOSURE

      In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 . In June 2000, the FASB issued Statement 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133 . Statement 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative instrument's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative instrument's gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

      Company has adopted Statement 133 on January 1, 2001 and applied it to all hybrid instruments.

      Foreign currency risk

      Cash inflows generated by the sale contract with Elf Exploration Angola are denominated in U.S. dollars and are, as mentioned in Note I.3, used to cover cash outflows denominated in the same currency. Additionally, the Company uses forward exchange sale contracts to hedge foreign exchange currency risks for certain cash outflows not denominated in U.S dollars and to finally exchange U.S dollars in its functional currency.

All amounts are presented in thousands of French Francs unless stated otherwise.

      The Company identified the foreign currency component of its sale contract as an embedded foreign exchange derivative. A portion of each monthly U.S dollar cash inflows generated according to the provisions of the sale contract has been designated under SFAS 133 either :

      1) as a fair value hedge of recognized liabilities and firm purchase commitments in U.S dollar or a cash-flow hedge of anticipated transactions denominated in such currency,

      2) together with forward exchange contracts, as a fair value hedge of recognized liabilities and firm purchase commitments in currencies others than U.S dollar or euros or a cash-flow hedge of anticipated transactions denominated in such currencies.

      Forward exchange contracts to convert U.S dollars in euros are designated as fair value hedge of the residual portion of future cash inflows in U.S dollars.

      Other market risks

      The Company has not identified any other market risks.

      The transition adjustment resulting from the adoption of SFAS 133 at January 1, 2001 resulted in a cumulative effect adjustment to earnings determined under U.S GAAP of -1,5 millions of francs, a cumulative effect adjustment to other comprehensive income of 15,4 millions of francs.